UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2005

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2005 the boards of the Company’s four subsidiary banks, National Bank of Geneva, Bath National Bank, Wyoming County Bank, and First Tier Bank & Trust (the "Banks") authorized a sale, within an established price range (and in the case of National Bank of Geneva and Bath National Bank subject to minimum regulatory capital requirements as set forth in their Formal Agreements), of all or a portion of approximately $118 million of problem commercial loans held by the Banks ("Phase I Sale"). Coincident with that approval the Company, on behalf of the Banks, engaged Keefe Bruyette & Woods, Inc. ("KBW") as its exclusive advisor, to exercise its best efforts to arrange the Phase I Sale and, subject to evaluation of the Phase I Sale and the further approval of the Banks’ boards, an additional sale of approximately $56 million of problem commercial loans held by the Banks ("Phase II Potential Sale"). It is anticipated that the Phase I Sale will occur by the end of the second quarter, and that the Phase II Potential Sale will be conducted as soon as practicable thereafter, subject to the Bank board approvals described above. The collective $174 million in Phase I Sale and Phase II Potential Sale loans represent a substantial portion of the Banks’ problem loans. The difference between the book value and fair value or the estimated fair value of the loans to be sold will be charged to the Banks’ allowance for loan losses and the loans will be transferred to the "loans held for sale" category at fair value. It is expected that the charge to the allowance for loan losses will be greater than the previously established reserves related to these loans, which would negatively impact the Company’s expected consolidated earnings in the second quarter of 2005 and for the entire 2005 fiscal year. The amount of the charge off resulting from the Phase I Sale and the Phase II Potential Sale and the related additional provision for loan losses will depend upon the actual prices realized from the loan sales.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

May 20, 2005	By:	Ronald A. Miller

Name: Ronald A. Miller
Title: Executive Vice President and Chief Financial Officer